EXHIBIT 99.1

CONTACT:	Robert Gross
President and Chief Executive Officer
(585) 647-6400

Catherine D’Amico
EVP of Finance and Chief Financial Officer
(585) 647-6400

Leigh Parrish/Caren Barbara
FD
(212) 850-5600
FOR IMMEDIATE RELEASE
JOHN W. VAN HEEL PROMOTED TO PRESIDENT OF MONRO MUFFLER BRAKE, INC.
     ROCHESTER, N.Y. – March 31, 2008 – Monro Muffler Brake, Inc. (Nasdaq: MNRO), a leading provider of automotive undercar repair and tire services, today announced the promotion of John W. Van Heel to President, effective immediately. Mr. Van Heel most recently served as Executive Vice President and Chief Administrative Officer. In his new position, Mr. Van Heel will lead the Company’s acquisition efforts and will work more closely with store operations on the implementation of the Company’s growth strategy for existing stores. Mr. Van Heel will continue to report to Robert G. Gross, Chairman and Chief Executive Officer.
     Mr. Van Heel, 42, joined Monro five years ago as Vice President of Finance and was promoted to Senior Vice President, Store Support in June 2005. He was appointed Executive Vice President and Chief Administrative Officer in October 2006. In this position, Mr. Van Heel assumed increasing responsibility for the Company’s acquisition strategy and has overseen the Company’s merchandising, logistics, marketing, real estate, facilities, training, and customer service functions.
     Mr. Gross stated, “We are pleased to recognize John for his outstanding leadership and contributions to our Company since joining the management team five years ago. He has been closely involved in executing our acquisition strategy and with integrating our recent additions to our business. We are confident in John’s ability to help drive our future growth both through acquisitions and in our existing stores. We congratulate John on his accomplishments and we look forward to working closely with him in his new role.”

     Catherine D’Amico, Executive Vice President — Finance and Chief Financial Officer and Joseph Tomarchio Jr., Executive Vice President – Store Operations, will continue to report to Mr. Gross.
About Monro Muffler Brake
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 720 stores and has 14 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for brake systems, steering and suspension systems, tires, exhaust systems and many vehicle maintenance services.